Exhibit 99.1

The following table calculates combined historical net income for Brand Services, Inc. ("Brand") and the operating assets of the Aluma Systems group ("Aluma") to be purchased by Brand for the twelve month period ended March 31, 2005 ("LTM"), combined historical EBITDA for the LTM, combined historical EBITDA for the LTM adjusted for certain non-recurring items, as well as management's estimates of annualized cost savings projected to be achieved within 12 months of the closing date of the acquisition. The financial information for Aluma is derived from historical financial information that has been prepared in accordance with Canadian generally accepted accounting principles and amounts have been converted into U.S. dollars at the exchange rate described in the table. The following table has not be been prepared in accordance with Regulation S-X under the Securities Act of 1933, and does not purport to represent what the results of operations would actually have been on a combined basis, nor do they purport to project the results of operations or financial condition for any future period or date.

Reconciliation From Net Income to LTM Pro Forma Adjusted EBITDA

($ in millions)
	Brand	Aluma	Pro Forma Combined

LTM 3/31/05 Net Income	$(7.5)	$7.9	$0.4

Reconciliation to EBITDA:
Provision for income taxes	(3.3)	0.1	(3.2)
Interest expense, net	33.5	6.8	40.3
Depreciation and amortization	28.3	15.0	43.3
Foreign currency translation (gain) loss	-	(3.1)	(3.1)
LTM 3/31/05 EBITDA	51.0	26.6	77.7

Non-recurring or Non-cash Adjustments:
Non-cash compensation (1)	0.8	-	0.8
Legal expenses (2)	0.4	-	0.4
Recruitment/relocation expenses (3)	0.4	-	0.4
Business restructuring and other expenses (4)	-	5.4	5.4
Tridel management fee (5)	-	0.2	0.2
Adjusted EBITDA	52.6	32.3	84.9

Pro Forma Combined Cost Savings (6):
Elimination of redundant field offices (7)			1.9
Elimination of excess corporate overhead (8)			4.6
Elimination of Aluma sub-rental expense (9)			3.5
LTM 3/31/05 Pro Forma Adjusted EBITDA			$94.9

Note: Exchange rate information based on the US Dollar noon close at month end, sourced from the Bank of Canada
For the LTM period ended March 31, 2005: C$1 = US$0.782.
(1) Brand non-cash stock-based employee compensation paid to Paul Wood when he joined Brand as the new CEO.
(2) Brand one-time legal costs related to due diligence for abandoned acquisition and credit agreement in Q3 2004.
(3) Brand one-time recruitment/relocation costs for new VP, West Region in 2004 and new CEO in Q1 2005.
(4) Aluma one-time charges related to business restructuring, including $5.2 million in 2004 and $0.2 million in Q1 2005.
(5) Aluma legacy management fee paid to Tridel, which will not be included in new corporate structure.
(6) $10 million run rate cost savings anticipated to be achieved within 12 months, out of total anticipated cost savings of $11.8 million.
Management estimates cash costs anticipated to achieve expected savings to be $12.5 million.
(7) Run-rate cost savings anticipated to be achieved from planned elimination of three redundant offices.
(8) Run-rate cost savings anticipated to be achieved from planned elimination of redundant corporate overhead resulting from acquisition.
(9) Run-rate cost savings anticipated to be achieved from planned elimination of Aluma scaffolding inventory sub-rental expense.

This presentation contains forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are not historical facts and constitute or rely upon projections, forecasts, assumptions or other forward-looking information. Generally these statements may be identified by the use of forward-looking words or phrases such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "may" and "should." These statements are inherently subject to known and unknown risks, uncertainties and assumptions. Our future results could differ materially from those expected or anticipated in the forward-looking statements.